FS Investment Corp. 8-K

 Exhibit 99.1

 FS Investment Corporation Announces Details of

Quarterly Stockholder Conference Call

PHILADELPHIA, PA, October 28, 2013 – On October 28, 2013, FS Investment Corporation (“FSIC”) announced that it will hold its third quarter stockholder conference call on Monday, November 18, 2013 at 12:00 p.m. Eastern Time.  Prior to the call, FSIC will report its financial highlights for the quarter ended September 30, 2013.

In order to participate, interested parties should dial (888) 895-5271 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 35957461 when prompted.  An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC’s website (www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”). A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $63.3 billion in assets under management as of September 30, 2013, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded business development company. The firm currently manages three funds with approximately $7.9 billion* in assets.

Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

* Assets under management as of June 30, 2013.